EXHIBIT 14.1

Consent of Somekh Chaikin – member firm of KPMG International

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Top Image Systems Ltd
Tel Aviv
Israel

We consent to the incorporation by reference in the Registration Statements of Top Image Systems Ltd. on Form S-8, File No. 333-101990, and File No. 333-11560 and on Form F-1 No. 333-119885 of our report dated March 11, 2003, with respect to the consolidated statements of operations, changes in shareholders’ equity and cash flows for the year ended December 31, 2002, which appears in the Annual Report on Form 20-F of Top Image Systems Ltd. for the year ended December 31, 2004.

Somekh Chaikin
Certified Public Accountants(Isr.)
(A member firm of KPMG International)

Tel Aviv, Israel
March 31, 2004